Exhibit n
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
 We hereby consent to the use in these Post-Effective Amendments No. 9 & 30 to the Registration Statements on Form N-6, No. 333-148578 & 811-08289 of Thrivent Financial Variable Universal Life II of our report dated February 15, 2017 relating to the financial statements of Thrivent Financial for Lutherans and to the use of our report dated April 28, 2017 with respect to the financial statements of Thrivent Variable Life Account I, which appear in such Registration Statements.  We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statements.
/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
April 28, 2017